Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 15, 2021 except as to Notes 1, 3, and 4, which are as of March 8, 2021 and Note 6, which is as of March 25, 2021, with respect to the balance sheet of TPG Pace Solutions Corp. as of January 8, 2021, the related statements of operations, changes in shareholder’s equity, and cash flows for the period from January 4, 2021 (inception) through January 8, 2021, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Fort Worth, Texas

December 16, 2021